Exhibit 11.2

April 26, 2022

Re: Certification of Expert Opinion re: LUXUS Argyle LLC

We consent to the use in the Offering Statement, as it may be amended, and communication materials of our expert opinion regarding the characteristics and evaluation of the underlying asset of Series Argyle 01 of Luxus Argyle LLC.

Please feel free to contact me with any questions or comments. Best.

Greg Kwiat CEO